Exhibit 10.4.1

AMENDMENT NO. 6 TO EMPLOYMENT CONTRACT

AGREED, as of the 2nd day of April 2009, between the Federal Agricultural Mortgage Corporation (FAMC) and Timothy L. Buzby (you), that the existing employment contract between the parties hereto, dated as of June 5, 2003, as amended through Amendment No 5. dated as of June 5, 2008 (the Agreement), be and hereby is amended as follows:

Sections 2 and 3 (a) of the Agreement are replaced in their entirety with the following new sections:

2.            Scope of Authority and Employment.  You will report directly to the President of Farmer Mac.  You will have responsibility for the treasury and financial activities of Farmer Mac under business plans submitted by management to, and approved by, the Board of Directors of Farmer Mac.  You shall be an officer of Farmer Mac, with the title of Vice President – Chief Financial Officer.

You will devote your best efforts and substantially all your time and endeavor to your duties hereunder, and you will not engage in any other gainful occupation without the prior written consent of Farmer Mac; provided, however, that this provision will not be construed to prevent you from personally, and for your own account or that of members of your immediate family, investing or trading in real estate, stocks, bonds, securities, commodities, or other forms of investment, so long as such investing or trading is not in conflict with the best interests of Farmer Mac.  You will be employed to perform your duties at the principal office of Farmer Mac.  Notwithstanding this, it is expected that you will be required to travel a reasonable amount of time in the performance of your duties under this Agreement.

3 (a).       Base Salary.  As of April 2, 2009, you will be paid a base salary (the Base Salary) during the Term of Three Hundred Thousand Dollars ($300,000) per year, payable in arrears on a bi-weekly basis.

As amended hereby, the Agreement remains in full force and effect.

Federal Agricultural Mortgage Corporation	Employee

By: /s/ Michael A. Gerber	/s/ Timothy L. Buzby
President